                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 30, 1999

                                 Cox Radio, Inc.
                   ------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                    Delaware
                              --------------------
         (State or other jurisdiction of incorporation or organization)



           1-12187                                 58-1620022
           -------                                 ----------
    (Commission File Number)         (I.R.S. Employer Identification Number)


    1400 Lake Hearn Drive
    Atlanta, Georgia                                30319
    ----------------------                          ------
    (Address of principal executive offices)      (Zip Code)


                                 (404) 843-5000
                             -----------------------
              (Registrant's telephone number, including area code)

ITEM 5.           OTHER EVENTS.

         In August 1999, Cox Radio, Inc. agreed to acquire the plant and equipment, intangible assets and FCC broadcast licenses of WEDR-FM in Miami, Florida; WFOX-FM in Atlanta, Georgia; WFYV-FM, WAPE-FM, WBWL-AM, WKQL-FM, WMXQ-FM and WOKV-AM in Jacksonville, Florida; WEFX-FM, WNLK-AM, WKHL-FM and WSTC-AM in Stamford/Norwalk, Connecticut; and WPLR-FM (collectively, the "AMFM Stations") and local sales rights at WYBC-FM in New Haven, Connecticut in exchange for the plant and equipment, intangible assets and FCC broadcast licenses of KFI-AM and KOST-FM in Los Angeles, California and approximately $3 million in cash. In October 1999, Cox Radio began operating the AMFM Stations to be acquired pursuant to a time brokerage agreement and WYBC-FM pursuant to a joint sales agreement. Pending certain regulatory approvals, including obtaining a temporary waiver of the FCC's newspaper-radio cross-ownership rule for the acquisition of WFOX-FM in Atlanta, Cox Radio anticipates consummating this transaction in the second quarter of 2000.

         In March 2000, Cox Radio entered into an agreement to acquire the plant and equipment, intangible assets and FCC broadcast licenses of KKBQ-FM, KLDE-FM, and KKTL-FM serving the Houston, Texas market, and WKHK-FM, WMXB-FM, WKLR-FM and WTVR-AM serving the Richmond, Virginia market (collectively, the "Clear Channel Radio Stations") for consideration of approximately $380 million. Pending receipt of all necessary legal and regulatory approvals, Cox Radio anticipates closing this transaction during the second half of 2000.

         Also in March 2000, Cox Radio entered into an agreement to acquire the outstanding capital stock of Marlin Broadcasting, Inc. which owns radio stations WTMI-FM serving Miami, Florida, WCCC-FM and WCCC-AM serving Hartford, Connecticut and WBOQ-FM serving Gloucester, Massachusetts, for approximately $125 million. As part of this transaction, Cox Radio will sell certain net assets of Marlin Broadcasting, comprising WCCC-FM, WCCC-AM and WBOQ-FM, to certain principals of Marlin Broadcasting for approximately $25 million. Pending receipt of all necessary legal and regulatory approvals, Cox Radio anticipates closing these transactions during the second quarter of 2000.

         This report is being filed to provide certain audited financial information for the AMFM Radio Stations and for Marlin Broadcasting, Inc. and to provide an unaudited pro forma combined balance sheet as of December 31, 1999 as if the transactions referred to above had been consummated as of December 31, 1999 and an unaudited pro forma combined statement of operations for the year ended December 31, 1999 as if such transactions had been consummated on January 1, 1999.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

       (a)        Financial Statements of businesses to be acquired

         1. Combined Statements of Assets to be Acquired of the AMFM Radio Stations (Radio Stations owned by AMFM Inc.) as of December 31, 1999 and 1998 and Combined Statements of Revenues and Direct Operating Expenses (while under ownership of AMFM Inc.) during the years ended December 31, 1999 and 1998.

         2. Combined Statements of Revenues and Direct Expenses of WAPE-FM, WFYV-FM, WKQL-FM, WMXQ-FM, WOKV-AM, WBWL-AM, WPLR-FM, WKHL-FM, WSTC-AM, WEFX-FM and WNLK-AM (while under ownership of Capstar Broadcasting Corporation) during the years ended December 31, 1999 and 1998.

         3. Financial Statements of Marlin Broadcasting, Inc. as of and for the years ended December 31, 1999 and 1998.

       (b)        Pro forma financial information

         1. Unaudited Pro Forma Combined Balance Sheet for Cox Radio, Inc. as of December 31, 1999 giving effect to the acquisition of the plant and equipment, intangible assets and FCC broadcast licenses of the AMFM Radio Stations and the Clear Channel Radio Stations, the exchange of plant and equipment, intangible assets and FCC broadcast licenses of KFI-AM and KOST-FM and the Marlin transaction, as if such transactions had been consummated as of December 31, 1999. 2. Unaudited Pro Forma Combined Statement of Operations for Cox Radio, Inc. for the year ended December 31, 1999 giving effect to the acquisition of the plant and equipment, intangible assets and FCC broadcast licenses of the AMFM Radio Stations and the Clear Channel Radio Stations, the exchange of plant and equipment, intangible assets and FCC broadcast licenses of KFI-AM and KOST-FM and the Marlin transaction, as if such transactions had been consummated as of January 1, 1999.

       (c)  Exhibits

                  2.1 Asset Exchange Agreement by and among Cox Radio, Inc. and AMFM Inc., dated as of August 30, 1999 (incorporated by reference to exhibit 99.1 to Cox Radio's report on Form 8-K dated August 30, 1999 and filed September 17, 1999).

                  2.2 Merger Agreement by and Among Marlin Broadcasting, Inc., Cox Radio, Inc., Cox Miami Merger Sub, Inc. and Marlin Broadcasting, LLC relating radio stations WTMI-FM, Miami, Florida, WCCC-AM/FM, Hartford Connecticut and WBOQ-FM, Gloucester, Massachusetts, dated as of March 14, 2000.

                  2.3 Asset Purchase Agreement, dated as of March 3, 2000, by and among Clear Channel Broadcasting, Inc., Clear Channel Broadcasting Licenses, Inc., Citicasters Co., Capstar Radio Operating Company, Capstar TX Limited Partnership, AMFM Texas Broadcasting, L.P., AMFM Texas Licenses Limited Partnership and Cox Radio, Inc., CXR Holdings, Inc.

                  23.1     Consent of Deloitte & Touche LLP

                  23.2     Consent of Deloitte & Touche LLP

                  23.3     Consent of Ernst & Young LLP

                          INDEX TO FINANCIAL STATEMENTS

AMFM, Inc.

Independent Auditors' Report.................................................................................F-2

WEDR-FM, WFOX-FM, WAPE-FM, WFYV-FM, WKQL-FM, WMXQ-FM, WOKV-AM, WBWL-AM, WPLR-FM,
WKHL-FM, WSTC-AM, WEFX-FM and WNLK-AM (radio stations owned by AMFM Inc.) -  Combined Statements of Assets to be Acquired as of December 31, 1999 and 1998....................................................F-3

WEDR-FM, WFOX-FM, WAPE-FM, WFYV-FM, WKQL-FM, WMXQ-FM, WOKV-AM, WBWL-AM, WPLR-FM,
WKHL-FM, WSTC-AM, WEFX-FM and WNLK-AM (while under ownership of AMFM Inc.) - Combined Statements of Revenues and Direct Operating Expenses during the years ended
December 31, 1999 and 1998...................................................................................F-4

Notes to Combined Financial Statements (while under ownership of AMFM Inc.)..................................F-5

Independent Auditors' Report.................................................................................F-10

WAPE-FM, WFYV-FM, WKQL-FM, WMXQ-FM, WOKV-AM, WBWL-AM, WPLR-FM, WKHL-FM, WSTC-AM,
WEFX-FM and WNLK-AM (while under ownership of Capstar Broadcasting Corporation)
- Combined Statements of Revenues and Direct Operating Expenses during the years ended December 31, 1999 and 1998.............................................................................F-11

Notes to Combined Financial Statements (while under ownership of
Capstar Broadcasting Corporation)............................................................................F-12

Marlin Broadcasting, Inc.

Report of Independent Auditors...............................................................................F-14
Balance Sheets as of December 31, 1999 and 1998..............................................................F-15
Statements of Operations for the years ended December 31, 1999 and 1998 .....................................F-17
Statements of Stockholders' Equity for the years ended December 31, 1999 and 1998............................F-18
Statements of Cash Flows for the years ended December 31, 1999 and 1998......................................F-19
Notes to Financial Statements................................................................................F-21

Unaudited Pro Forma Financial Information....................................................................F-30

Unaudited Pro Forma Combined Balance Sheet of Cox Radio, Inc. as of
December 31, 1999............................................................................................F-32
Unaudited Pro Forma Combined Statement of Operations of Cox Radio, Inc.
for the year ended December 31, 1999.........................................................................F-36

                          INDEPENDENT AUDITORS' REPORT










The Board of Directors
AMFM Inc.


We have audited the accompanying combined statements of assets to be acquired as of December 31, 1999 and 1998 and the related combined statements of revenues and direct operating expenses of WEDR-FM Miami, Florida; WFOX-FM Atlanta, Georgia; WAPE-FM Jacksonville, Florida; WFYV-FM Jacksonville, Florida; WKQL-FM Jacksonville, Florida; WMXQ-FM Jacksonville, Florida; WOKV-AM Jacksonville, Florida; WBWL-AM Jacksonville, Florida; WPLR-FM New Haven, Connecticut; WKHL-FM Stamford-Norwalk, Connecticut; WSTC-AM Stamford-Norwalk, Connecticut; WEFX-FM Stamford-Norwalk, Connecticut; and WNLK-AM Stamford-Norwalk, Connecticut (collectively referred to as the "Radio Stations" ) while under ownership of AMFM Inc. during the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Radio Stations' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined financial statements reflect the assets to be acquired and the revenues and direct operating expenses attributable to the Radio Stations as described in Note 1 and are not intended to be a complete presentation of the assets or revenues and expenses of the Radio Stations.

In our opinion, the combined financial statements present fairly, in all material respects, the assets to be acquired of the Radio Stations as of December 31, 1999 and 1998, and the revenues and direct operating expenses of the Radio Stations while under ownership of AMFM Inc. as described in Note 1 during the years ended December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States of America.



Atlanta, Georgia
March 31, 2000

                  WEDR-FM, WFOX-FM, WAPE-FM, WFYV-FM, WKQL-FM,
                       WMXQ-FM, WOKV-AM, WBWL-AM, WPLR-FM,
                      WKHL-FM, WSTC-AM, WEFX-FM AND WNLK-AM
                       (RADIO STATIONS OWNED BY AMFM INC.)

                  COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                        AS OF DECEMBER 31, 1999 AND 1998


                                                   1999              1998
                                                ----------       ----------
                                                  (AMOUNTS IN THOUSANDS)

  Property and equipment, net.............      $   16,126       $    5,993
  Intangible assets, net..................         346,799          125,469
                                                ----------       ----------
            Total.........................      $  362,925       $  131,462
                                                ==========       ==========


                  See notes to combined financial statements.

                  WEDR-FM, WFOX-FM, WAPE-FM, WFYV-FM, WKQL-FM,
                       WMXQ-FM, WOKV-AM, WBWL-AM, WPLR-FM,
                      WKHL-FM, WSTC-AM, WEFX-FM AND WNLK-AM
                      (WHILE UNDER OWNERSHIP OF AMFM INC.)

          COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                DURING THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                      1999             1998
                                                    --------         --------
                                                      (AMOUNTS IN THOUSANDS)
Revenues:
  Gross revenues ...........................        $ 33,298         $ 26,620
  Less: Agency commissions .................          (3,946)          (3,294)
                                                    --------         --------
      Total net revenues ...................          29,352           23,326
Direct operating expenses:
  Programming, technical and news ..........           4,270            2,909
  Selling, promotional, general
   and administrative ......................           9,281            7,038
  Depreciation and amortization ............          17,915           10,117
                                                    --------         --------
      Total direct operating expenses ......          31,466           20,064
                                                    --------         --------
Excess (Deficiency) of net revenues over
   direct operating expenses ...............        $ (2,114)        $  3,262
                                                    ========         ========


                See notes to the combined financial statements.

         WEDR-FM, WFOX-FM, WAPE-FM, WFYV-FM, WKQL-FM, WMXQ-FM, WOKV-AM,
            WBWL-AM, WPLR-FM, WKHL-FM, WSTC-AM, WEFX-FM AND WNLK-AM
                      (WHILE UNDER OWNERSHIP OF AMFM INC.)


                     NOTES TO COMBINED FINANCIAL STATEMENTS


1.       ORGANIZATION AND BASIS OF PRESENTATION

         The accompanying combined financial statements include certain accounts of WEDR-FM Miami, Florida; WFOX-FM Atlanta, Georgia; WAPE-FM Jacksonville, Florida; WFYV-FM Jacksonville, Florida; WKQL-FM Jacksonville, Florida; WMXQ-FM Jacksonville, Florida; WOKV-AM Jacksonville, Florida; WBWL-AM Jacksonville, Florida; WPLR-FM New Haven, Connecticut; WKHL-FM Stamford-Norwalk, Connecticut; WSTC-AM Stamford-Norwalk, Connecticut; WEFX-FM Stamford-Norwalk, Connecticut; and WNLK-AM Stamford-Norwalk, Connecticut (collectively referred to as the "Radio Stations"), while under the ownership of AMFM Inc. (formerly Chancellor Media Corporation) (the "Company") as of and during the years presented.

         The combined statements of assets to be acquired and combined statements of revenues and direct operating expenses have been prepared in accordance with generally accepted accounting principles and were derived from the historical accounting records of the Radio Stations. Significant intercompany balances and transactions have been eliminated in combination.

         The accompanying combined statements of assets to be acquired include the property and equipment and intangible assets of the Radio Stations to be acquired by Cox Radio, Inc (see Note 7). These statements do not include cash, accounts receivable, prepaid or other assets, accounts payable, accrued expenses or other liabilities. The combined statements of revenues and direct operating expenses include the revenues and expenses directly attributable to the Radio Stations. These statements do not include corporate overhead costs, interest expense or income taxes.

         Certain expenses reflect corporate allocations from AMFM Inc. These expenses include expenses for medical, property, workers compensation and other insurance coverages. Expense allocations are based on medical coverage selection, property value, and headcount for the individual stations using corporate insurance rates. Although such allocations are included in the accompanying statements of revenue and direct operating expenses, the Radio Stations' expense for these allocations was not material for the periods presented. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Radio Stations contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been.

         Complete combined financial statements, including historical balance sheets and statements of cash flows, were not prepared as the Company has not segregated indirect corporate operating cost information or related assets and liabilities in its accounting records. The Radio Stations were not accounted for as separate entities.

         The accompanying combined statements of revenues and direct operating expenses for the years ended December 31, 1999 and 1998 include the combined operations of the Radio Stations for periods of ownership by the Company as follows:



   STATION                        1999                                  1998
--------------    -----------------------------------   ------------------------------------

   WEDR-FM        January 1, 1999 - December 31, 1999    January 1, 1998 - December 31, 1998
   WFOX-FM        January 1, 1999 - December 31, 1999    January 1, 1998 - December 31, 1998
   WAPE-FM        July 13, 1999 - December 31, 1999
   WFYV-FM        July 13, 1999 - December 31, 1999
   WKQL-FM        July 13, 1999 - December 31, 1999
   WMXQ-FM        July 13, 1999 - December 31, 1999
   WOKV-AM        July 13, 1999 - December 31, 1999
   WBWL-AM        July 13, 1999 - December 31, 1999
   WPLR-FM        July 13, 1999 - December 31, 1999
   WKHL-FM        July 13, 1999 - December 31, 1999
   WSTC-AM        July 13, 1999 - December 31, 1999
   WEFX-FM        July 13, 1999 - December 31, 1999
   WNLK-AM        July 13, 1999 - December 31, 1999

         On July 13, 1999, the stockholders of Chancellor Media Corporation and Capstar Broadcasting Corporation ("Capstar") voted to approve the merger of the two companies (the "Capstar Merger"). Concurrent with the stockholders' approval of the merger, the stockholders also voted to re-name the new company AMFM Inc. The Radio Stations, except for WFOX-FM and WEDR-FM, were acquired by the Company as a result of the Capstar Merger. The Capstar Merger was accounted for using the purchase method. The combined statements of assets to be acquired and combined statements of revenues and direct operating expenses reflect the allocation of purchase price as a result of the Capstar Merger.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Revenue Recognition

                  Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as advertising airtime is broadcast and is net of advertising agency commissions.


         Property and Equipment

                  Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates based upon the estimated useful lives. Repairs and maintenance costs are charged to expense when incurred. At the time of retirements, sales or other dispositions of property, the original cost and related accumulated depreciation are written off.


         Intangible Assets

                  Intangible assets consist of Federal Communications Commission ("FCC") broadcast licenses and goodwill. Intangible assets resulting from acquisitions are valued based upon estimated fair values. The Company amortizes such intangible assets using the straight-line method at rates based upon the estimated useful lives.

         Impairment of Long Lived Assets


                  Long-lived assets and certain intangibles are required to be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which any impairment is first identified. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower of carrying amount or fair value less cost to sell.

                  The Radio Stations continually evaluate the propriety of the carrying amount of property and equipment to determine whether current events or circumstances warrant adjustment of the carrying value. At this time, the Radio Stations believe that no impairment of property and equipment has occurred and that no revisions to the depreciation periods are warranted.

                  The Radio Stations continually evaluate the propriety of the carrying amount of goodwill and other intangible assets and related amortization periods to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of amortization periods. These evaluations consist of the projection of undiscounted cash flows over the remaining amortization periods of the related intangible assets. The projections are based on historical trend lines of actual results, adjusted for expected changes in operating results. To the extent such projections indicate that undiscounted cash flows is not expected to be adequate to recover the carrying amounts of the related intangible assets, such carrying amounts are written down by charges to expense, based on a discounted cash flow analysis. At this time, the Radio Stations believe that no impairment of goodwill or other intangible assets has occurred and that no revisions to the amortization periods are warranted.

         Use of Estimates

                  The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets to be acquired at the date of the financial statements and the reported amounts of revenues and direct operating expenses during the reporting period. Actual results could differ from those estimates.

3.       PROPERTY AND EQUIPMENT

                                                          USEFUL                 DECEMBER 31,
                                                          ------           ------------------------
                                                          LIVES             1999              1998
                                                          -----            -------          -------
                                                                            (AMOUNTS IN THOUSANDS)
         Land and land improvements .............           --             $    861         $   330
         Buildings and building improvements ....       3-35 Years            2,566             782
         Furniture and fixtures .................        5-7 Years              525             187
         Office equipment .......................        5-7 Years              638             409
         Vehicles ...............................        5-7 Years              448             202
         Broadcast equipment ....................       3-20 Years           13,758           5,945
         Computer software ......................        3-5 Years              197              --
         Construction in progress ...............           --                  112              --
                                                                           --------         -------
         Property and equipment, at cost ........                           (19,105           7,855
         Less accumulated depreciation ..........                             2,979)         (1,862)
                                                                           --------         -------
                   Net property and equipment ...                          $ 16,126         $ 5,993
                                                                           ========         =======

4.  INTANGIBLE ASSETS

                                                  USEFUL            DECEMBER 31,
                                                  ------     ---------------------------
                                                  LIVES         1999             1998
                                                  -----      ---------         ---------

                                                                (AMOUNTS IN THOUSANDS)
         FCC broadcast licenses .............    15 Years    $ 369,163         $131,050
         Goodwill ...........................    15 Years       10,742           10,742
                                                             ---------         --------
         Intangible assets, at cost .........                  379,905          141,792
         Less accumulated amortization ......                  (33,106)         (16,323)
                                                             ---------         --------
                   Net intangible assets ....                $ 346,799         $125,469
                                                             =========         ========

5.       TRANSACTIONS WITH AFFILIATED COMPANIES

                  The Company also operates a national radio network, the AMFM Radio Networks, which broadcasts advertising and syndicated programming shows to a national audience of approximately 66 million listeners in the United States (including approximately 59 million listeners from the Company's portfolio of stations). The revenues and direct operating expenses of the AMFM Radio Networks allocated to the Radio Stations for the years ended December 31, 1999 and 1998 were as follows:


                                                                                      DECEMBER 31,
                                                                                 ---------------------
                                                                                   1999          1998
                                                                                 -------         -----
                                                                                 (AMOUNTS IN THOUSANDS)
          Revenues ......................................................        $ 1,140         $ 933
          Direct operating expenses .....................................           (301)         (319)
                                                                                 -------         -----
                    Revenues in excess of direct operating expenses .....        $   839         $ 614
                                                                                 =======         =====


                  The AMFM Radio Networks allocates revenues and direct operating expenses to the Radio Stations based upon the individual station's percentage of the total AMFM Radio Networks listening audience. Management believes that these allocations were made on a reasonable basis.



6.  COMMITMENTS

                  The Radio Stations have long-term operating leases for land, office space, and certain broadcasting facilities and equipment. The leases expire at various dates, generally during the next ten years, and have varying options to renew and cancel. Rental expense for operating leases was approximately (in thousands) $357 and $283 for the years ended December 31, 1999 and 1998, respectively. Future minimum lease payments for all non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1999 are as follows (in thousands):

        2000......................................................      $   16
        2001......................................................          16
        2002......................................................           4
                                                                        ------
                Total                                                   $   36
                                                                        ======

7.  SALE OF RADIO STATIONS

                  On August 30, 1999, the Company entered into an agreement with Cox Radio, Inc. ("Cox Radio") to exchange the property, intangibles and FCC broadcast licenses of the Radio Stations for the property, intangibles and FCC broadcast licenses of KFI-AM and KOST-FM in Los Angeles, California, plus $3 million, in cash. Effective October 1, 1999, the Company and Cox Radio entered into a Time Brokerage Agreement under which Cox Radio provides the programming for the Radio Stations. Since Cox Radio legally owns the operations of the Radio Stations under the Time Brokerage Agreement, beginning October 1, 1999, the net revenues and direct operating expenses, excluding depreciation and amortization, have been excluded from the results of operations of the Radio Stations.

                          INDEPENDENT AUDITORS' REPORT










The Board of Directors
AMFM Inc.


We have audited the accompanying combined statements of revenues and direct operating expenses for the years ended December 31, 1999 and 1998 of WAPE-FM-Jacksonville, Florida; WFYV-FM Jacksonville, Florida; WKQL-FM Jacksonville, Florida; WMXQ-FM Jacksonville, Florida; WOKV-AM Jacksonville, Florida; WBWL-AM Jacksonville, Florida; WPLR-FM New Haven, Connecticut; WKHL-FM Stamford-Norwalk, Connecticut; WSTC-AM Stamford-Norwalk, Connecticut; WEFX-FM Stamford-Norwalk, Connecticut; and WNLK-AM Stamford-Norwalk, Connecticut (collectively referred to as the "Radio Stations") while under the ownership of Capstar Broadcasting Corporation during the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Radio Stations' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined financial statements reflect the revenues and direct operating expenses attributable to the Radio Stations as described in Note 1 and are not intended to be a complete presentation of the revenues and expenses of the Radio Stations.

In our opinion, the combined financial statements present fairly, in all material respects, the revenues and direct operating expenses of the Radio Stations while under the ownership of Capstar Broadcasting Corporation as described in Note 1 during the years ended December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States of America.



Atlanta, Georgia
March 31, 2000

              WAPE-FM, WFYV-FM, WKQL-FM, WMXQ-FM, WOKV-AM, WBWL-AM,
                 WPLR-FM, WKHL-FM, WSTC-AM, WEFX-FM AND WNLK-AM
         (WHILE UNDER THE OWNERSHIP OF CAPSTAR BROADCASTING CORPORATION)

          COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                    1999             1998
                                                  --------         --------
                                                    (AMOUNTS IN THOUSANDS)
Revenues:
  Gross revenues .........................        $ 20,540         $ 28,181
  Less: Agency commissions ...............          (2,314)          (2,950)
                                                  --------         --------
      Total net revenues .................          18,226           25,231
Direct operating expenses:
  Programming, technical and news ........           3,461            5,711
  Selling, promotional, general
    and administrative ...................           7,854            9,594
  Depreciation and amortization ..........           2,666            3,389
                                                  --------         --------
      Total direct operating expenses ....          13,981           18,694
                                                  --------         --------
Excess of net revenues over direct
     operating expenses ..................        $  4,245         $  6,537
                                                  ========         ========

                  See notes to combined financial statements.

              WAPE-FM, WFYV-FM, WKQL-FM, WMXQ-FM, WOKV-AM, WBWL-AM,
                 WPLR-FM, WKHL-FM, WSTC-AM, WEFX-FM AND WNLK-AM
         (WHILE UNDER THE OWNERSHIP OF CAPSTAR BROADCASTING CORPORATION)

                     NOTES TO COMBINED FINANCIAL STATEMENTS


1.       ORGANIZATION AND BASIS OF PRESENTATION

         The accompanying combined financial statements include certain accounts of WAPE-FM Jacksonville, Florida; WFYV-FM Jacksonville, Florida; WKQL-FM Jacksonville, Florida; WMXQ-FM Jacksonville, Florida; WOKV-AM Jacksonville, Florida; WBWL-AM Jacksonville, Florida; WPLR-FM New Haven, Connecticut; WKHL-FM Stamford-Norwalk, Connecticut; WSTC-AM Stamford-Norwalk, Connecticut; WEFX-FM Stamford-Norwalk, Connecticut; and WNLK-AM Stamford-Norwalk, Connecticut (collectively referred to as the "Radio Stations"), while under the ownership of Capstar Broadcasting Corporation ("Capstar") (subsequently merged on July 13, 1999 with Chancellor Media Corporation and was renamed AMFM Inc.) for the years presented.

         The combined statements of revenues and direct operating expenses have been prepared in accordance with generally accepted accounting principles and were derived from the historical accounting records of the Radio Stations. Significant intercompany balances and transactions have been eliminated in combination.

         The combined statements of revenues and direct operating expenses include the revenues and expenses directly attributable to the Radio Stations. These statements do not include corporate general and administrative costs, interest expense or income taxes.

         Complete combined financial statements, including statements of cash flows, were not prepared as the Company has not segregated indirect corporate operating cost information or related assets and liabilities in its accounting records.

         Certain expenses reflect corporate allocations from Capstar Broadcasting Corporation. These expenses include expenses for medical, property, workers compensation and other insurance coverages. Expense allocations are based on medical coverage selection, property value, and headcount for the individual stations using corporate insurance rates. Although such allocations are included in the accompanying statements of revenue and direct operating expenses, the Radio Stations' expense for these allocations was not material for the periods presented. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Radio Stations contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been.

         The accompanying combined statements of revenues and direct operating expenses for the years ended December 31, 1999 and 1998 include the combined operations of the Radio Stations for the periods of Capstar ownership as follows:

     STATION                        1999                               1998
---------------    --------------------------------   -------------------------------------
     WAPE-FM       January 1, 1999 - July 12, 1999     May 29, 1998 - December 31, 1998
     WFYV-FM       January 1, 1999 - July 12, 1999     May 29, 1998 - December 31, 1998
     WKQL-FM       January 1, 1999 - July 12, 1999     May 29, 1998 - December 31, 1998
     WMXQ-FM       January 1, 1999 - July 12, 1999     May 29, 1998 - December 31, 1998
     WOKV-AM       January 1, 1999 - July 12, 1999     May 29, 1998 - December 31, 1998
     WBWL-AM       January 1, 1999 - July 12, 1999     May 29, 1998 - December 31, 1998
     WPLR-FM       January 1, 1999 - July 12, 1999     May 29, 1998 - December 31, 1998
     WKHL-FM       January 1, 1999 - July 12, 1999     January 1, 1998 - December 31, 1998
     WSTC-AM       January 1, 1999 - July 12, 1999     January 1, 1998 - December 31, 1998
     WEFX-FM       January 1, 1999 - July 12, 1999     January 1, 1998 - December 31, 1998
     WNLK-AM       January 1, 1999 - July 12, 1999     January 1, 1998 - December 31, 1998


         On July 13, 1999, the stockholders of Chancellor Media Corporation and Capstar voted to approve the merger of the two companies (the "Capstar Merger"). Concurrent with the stockholders' approval of the merger, the stockholders also voted to re-name the new company AMFM Inc. The Radio Stations were acquired by the Company in the Capstar Merger.

         On May 28, 1998, Capstar purchased the Radio Stations, except for WEFX-FM, WKHL-FM, WSTC-AM, and WNLK-AM, from SFX Broadcasting. The transaction was accounted for using the purchase method. The combined statements of revenues and direct operating expenses reflect the allocation of purchase price as a result of the transaction.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Revenue Recognition

                  Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as advertising airtime is broadcast and is net of advertising agency commissions.

         Use of Estimates

                  The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. Actual results could differ from those estimates.

3.       COMMITMENTS

                  The Radio Stations have long-term operating leases for land, office space, and certain broadcasting facilities and equipment. The leases expire at various dates, generally during the next ten years, and have varying options to renew and cancel. Rental expense for operating leases was approximately (in thousands) $327 and $366 for the years ended December 31, 1999 and 1998, respectively.

                         Report of Independent Auditors

Board of Directors
Marlin Broadcasting, Inc.

We have audited the accompanying balance sheets of Marlin Broadcasting, Inc. (the "Corporation") as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marlin Broadcasting, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                    /s/Ernst & Young LLP
                                    ---------------------

Hartford, Connecticut
March 16, 2000

                            Marlin Broadcasting, Inc.

                                 Balance Sheets

                      (In thousands, except for share data)

                                                                                           December 31
                                                                                        1999         1998
                                                                                      --------     --------
Assets
Current assets:
    Cash                                                                              $    36      $    77
    Accounts receivable, less allowance of $166 in 1999 and $92 in 1998                 2,084        1,788
    Prepaid expenses and other current assets                                              73           50
    Deferred barter expenses                                                              375          254
    Program rights                                                                        361          395
                                                                                      -------      -------
Total current assets                                                                    2,929        2,564

Property and equipment:
    Land                                                                                  261          261
    Buildings                                                                             415          384
    Equipment                                                                           2,447        2,255
    Leasehold improvements                                                                 81           81
    Construction in progress                                                                9
                                                                                      -------      -------
                                                                                        3,213        2,981

    Less accumulated depreciation and amortization                                      1,155          745
                                                                                      -------      -------
                                                                                        2,058        2,236

Other assets, primarily cost in excess of net assets of businesses acquired,
    less accumulated amortization of $3,164 in 1999 and $1,991 in 1998                 33,092       34,278

Program rights                                                                            115          476
                                                                                      -------      -------
Total assets                                                                          $38,194      $39,554
                                                                                      =======      =======

                                                                                            December 31
                                                                                        1999            1998
                                                                                   --------------- ---------------
Liabilities and stockholders' equity
    Current liabilities:
    Current portion of long-term debt                                              $          90   $          90
    Accounts payable                                                                         175             268
    Salaries, wages and commissions payable                                                  303             213
    Accrued interest payable                                                                 264             246
    Other accrued expenses                                                                   174             155
    Current portion of program rights liability                                              361             395
    Deferred barter revenue                                                                  397             431
                                                                                   --------------- ---------------
Total current liabilities                                                                  1,764           1,798

Long-term debt, less current portion                                                      18,804          18,364

Long-term portion of program rights liability                                                115             476

Stockholders' equity:
    1998  Series Convertible Preferred Stock (minimum preference value in liquidation - $9,363), par value $.10: authorized shares - 633,334;
       issued and outstanding shares - 624,228                                                62              62
    Class A Common Stock, par value $.10: authorized shares - 290,900; issued
       and outstanding shares - 290,900                                                       29              29
    Class B Common Stock, par value $.10: authorized shares - 2,500,000; issued
       and outstanding shares - 1,004,063                                                    100             100
    Additional paid-in-capital                                                            21,952          21,952
    Accumulated deficit                                                                   (4,632)         (3,227)
                                                                                   --------------- ---------------
                                                                                          17,511          18,916
                                                                                   --------------- ---------------
Total liabilities and stockholders' equity                                         $      38,194   $      39,554
                                                                                   =============== ===============

See accompanying notes.

                           Marlin Broadcasting, Inc.

                            Statements of Operations

                                 (In thousands)


                                                                                                   Year ended December 31
                                                                                                  1999                1998
                                                                                                -------             -------
Broadcasting revenues:
    Local                                                                                       $ 8,982             $ 6,682
    National and regional                                                                         2,329               1,647
    Other                                                                                           100                  97
                                                                                                -------             -------
                                                                                                 11,411               8,426

Less advertising agency commissions                                                               1,089                 756
                                                                                                -------             -------
Net revenues                                                                                     10,322               7,670

Station operating costs and expenses:
    Broadcasting operations                                                                       1,647               1,295
    Selling, general and administrative                                                           5,435               4,207
    Depreciation and amortization                                                                 1,583               1,285
    Corporate general and administrative expenses                                                 1,269               1,044
                                                                                                -------             -------
Total operating costs                                                                             9,934               7,831
                                                                                                -------             -------
Operating income (loss)                                                                             388                (161)

Interest expense                                                                                  1,775               1,482
                                                                                                -------             -------

Loss before cumulative effect of accounting change and state taxes                               (1,387)             (1,643)

State taxes                                                                                          18                  40
                                                                                                -------             -------
Loss before cumulative effective of accounting change                                            (1,405)             (1,683)

Cumulative effect of accounting change for organization costs                                                           137
                                                                                                =======             =======
Net loss                                                                                        $(1,405)            $(1,820)
                                                                                                =======             =======

See accompanying notes.

                           Marlin Broadcasting, Inc.

                       Statement of Stockholders' Equity

                     (In thousands, except for share data)

                                              Convertible                               Common Stock
                                                                  ----------------------------------------------------------
                                            Preferred Stock                Class A                       Class B
                                       -------------------------- --------------------------- ------------------------------
                                          Shares       Amount        Shares        Amount         Shares          Amount
                                       ------------- ------------ ------------- ------------- ---------------- -------------
Balance at January 1, 1998                                            290,900    $    29          1,004,063      $   100
Proceeds from issuance of
    convertible preferred stock at
    $15 per share, less costs
    related to issuance of $169            624,228    $    62
Net loss for 1998
                                       ------------- ------------ ------------- ------------- ---------------- -------------
Balance at December 31, 1998               624,228         62         290,900         29          1,004,063          100
Net loss for 1999
                                       ============= ============ ============= ============= ================ =============
Balance at December 31, 1999               624,228    $    62         290,900    $    29          1,004,063      $   100
                                       ============= ============ ============= ============= ================ =============


                                                   Additional
                                                    Paid-In       Accumulated
                                                    Capital         Deficit       Total
                                                   ----------     ------------  ---------
Balance at January 1, 1998                         $ 12,820       $(1,407)      $11,542
Proceeds from issuance of
    convertible preferred stock at
    $15 per share, less costs
    related to issuance of $169                       9,132                       9,194
Net loss for 1998                                                  (1,820)       (1,820)
                                                   --------       -------       -------
Balance at December 31, 1998                         21,952        (3,227)       18,916
Net loss for 1999                                                  (1,405)       (1,405)
                                                   ========       =======       =======
Balance at December 31, 1999                       $ 21,952       $(4,632)      $17,511
                                                   ========       =======       =======


See accompanying notes.

                           Marlin Broadcasting, Inc.

                            Statements of Cash Flows

                                 (In thousands)

                                                                                                   Year ended December 31
                                                                                                  1999                1998
                                                                                                --------            --------
Operating activities
Net loss                                                                                        $(1,405)            $(1,820)
Adjustments to reconcile net loss to net cash used by operating activities:
       Depreciation and amortization                                                              1,583               1,285
       Cumulative effect of accounting change                                                                           137
       Provision for losses on accounts receivable                                                  148                 110
       Program rights amortization                                                                  395                 230
       Changes in operating assets and liabilities:
          Accounts receivable                                                                      (444)               (990)
          Prepaid expenses and other current assets                                                 (23)                (21)
          Deferred barter expenses                                                                 (121)                (78)
          Other assets                                                                               13                  20
          Accounts payable                                                                          (93)                123
          Salaries, wages and commissions payable                                                    90                 149
          Accrued interest payable                                                                   18                  23
          Other accrued expenses                                                                     19                 (28)
          Program rights liability                                                                 (395)               (230)
          Deferred barter revenue                                                                   (34)                269
                                                                                                -------             -------
Net cash used by operating activities                                                              (249)               (821)

Investing activities
Purchases of property and equipment                                                                (232)               (814)
Decrease in cash in escrow                                                                                            1,000
Purchase of radio broadcasting properties:
     Property and equipment                                                                                            (250)
     Intangibles                                                                                                    (14,927)
                                                                                                -------             -------
                                                                                                     --             (15,177)
                                                                                                -------             -------
Net cash used by investing activities                                                              (232)            (14,991)

                           Marlin Broadcasting, Inc.

                                 (In thousands)


                                                                                                  Year ended December 31
                                                                                                  1999              1998
                                                                                                --------          --------
Financing activities
Principal payments and refinancing of debt, including payments of $1,720 to
    stockholders in 1998                                                                        $(2,510)           $(12,192)
Proceeds from borrowings, including $602 from stockholders in 1998                                2,950              19,143

Deferred debt costs                                                                                                    (440)
Net proceeds from convertible preferred stock issuance                                                                9,194
                                                                                                -------             -------
Net cash provided by financing activities                                                           440              15,705
                                                                                                -------             -------
Decrease in cash                                                                                    (41)               (107)

Cash at beginning of year                                                                            77                 184
                                                                                                -------             -------
Cash at end of year                                                                             $    36            $     77
                                                                                                =======             =======


See accompanying notes.

                            Marlin Broadcasting, Inc.

                          Notes to Financial Statements

                                December 31, 1999

1. Business

Marlin Broadcasting, Inc. (the "Company") operates exclusively in the radio broadcasting industry. The Company owns and operates four radio stations located in three geographical markets in the Southeastern and Northeastern regions of the United States. In the normal course of business, the Company grants credit to customers for which it does not require collateral. Credit losses are provided for and have been within normal expectations.

2. Significant Accounting Policies

Revenue Recognition

Revenue is recognized as advertising services are broadcast.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is stated on the basis of cost. Depreciation of equipment is computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized by the straight-line method over the lesser of the useful lives of the improvements or the lease term.

                           Marlin Broadcasting, Inc.

2. Significant Accounting Policies (continued)

Intangibles

The excess of cost over the net assets of broadcasting properties acquired, attributable primarily to Federal Communications Commission ("FCC") licenses, is being amortized over a forty-year period by the straight-line method. Other intangible assets consisting of deferred debt costs and a covenant not to compete are being amortized over the terms of the related agreements. Upon the determination by management that any impairment has occurred in the carrying value of an intangible, based on economic events or circumstances, an adjustment is recorded reducing such intangible during such determination period. The valuation method used to determine if any impairment has occurred is based on fair value measurements provided by independent sources or undiscounted future cash flows. Such cash flows are defined by management as earnings before interest, income taxes, depreciation and amortization expenses. No impairment was required to be recognized through December 31, 1999.

Interest Rate Swap Arrangements

The Company enters into interest rate swap arrangements to manage and reduce credit risk by generating cash flows which offset the cash flows in certain underlying financial obligations. An adjustment to interest expense is recorded to recognize the difference in such cash flows in the year the cash flows occur. The Company's interest rate swap arrangements are not executed for speculative purposes.

Barter Transactions

The Company records barter transactions at the fair value of goods and/or services received. Expenses from barter transactions are recognized when goods and/or services received have been used. Barter expenses applicable to future periods are shown as deferred barter expenses. Revenue from barter transactions is recognized when advertising services are provided; revenue applicable to future periods is shown as deferred barter revenue.

Program Rights and Obligation

The cost of program rights are capitalized and the related obligation recorded at the gross amount of the payments to be made under the license agreement when the license period begins and the program is available for use. Such costs are amortized over the license term by the straight-line method. Unamortized costs are classified as current or non-current based on the remaining term. The obligation for the program rights liability is classified as current or non-current based on the payment terms of the license agreement.

                            Marlin Broadcasting, Inc.

2. Significant Accounting Policies (continued)

Deferred Income Taxes

Deferred income taxes are provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax reporting purposes and on net operating loss carryforwards.

Advertising Expense

The cost of advertising ($225,922 and $231,170 in 1999 and 1998, respectively) is expensed as incurred.

Stock Based Compensation

The Company grants stock incentives to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company recognizes compensation expense related to stock incentives in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Under APB 25, if the exercise price of the Company's employee stock incentives equals the estimated fair market price of the underlying stock on the date of grant no compensation expense is recognized.

Defined Contribution Plan

The Company sponsors a defined contribution plan (the "Plan") that covers all employees who meet the eligibility conditions of the Plan, as defined. Contributions to the Plan by the Company are determined annually by its Board of Directors in accordance with the terms of the Plan. For 1999 and 1998, the Company did not contribute to the Plan. Employee contributions to the Plan are voluntary and are based on eligible compensation, as defined.

Radio Station Format Costs

Costs incurred in connection with changing the programming format of the Company's radio stations are expensed as incurred.

                            Marlin Broadcasting, Inc.

3. Debt

Long-term debt follows (in thousands):

                                            December 31
                                       1999            1998
                                     ---------       ---------
Senior credit facility borrowings    $ 18,714         $ 18,184
Other                                     180              270
                                     ---------       ---------
                                       18,894           18,454

Less current portion                       90               90
                                     ---------        ========
                                     $ 18,804         $ 18,364
                                     =========        ========

As amended May 21, 1998, the Company has a $21,000,000 Senior Credit Facility (the "Facility") that expires on May 31, 2001. Borrowings and repayments under the Facility can be made at any time through expiration with no scheduled reductions except in the case of certain defined events. At December 31, 1999, $2,286,000 was available for future borrowing under the Facility.

Interest on borrowings under the Facility is set for stated periods at the Company's option at either the prime interest rate plus 2.50% or LIBOR plus 3.50% at the time of borrowing or at the end of the stated interest period. At December 31, 1999, interest rates ranged from 8.6% to 9.7% (8.7% to 9.0% at December 31, 1998) through March 2000. In addition, the Company had entered into an interest rate swap arrangement that expires in May 2001 for a notional amount of $16,000,000. The economic effect of this arrangement is to fix the interest rate at 9.53% on the entire $16,000,000 notional amount through May 2001.

The terms of the Facility, among other conditions, restrict the Company's future ability to pay dividends and incur additional indebtedness; require the Company to maintain a minimum level of cash flow, as defined; and restrict annual capital expenditures. Substantially all assets of the Company have been pledged as collateral to secure all Facility borrowings.

The "Other" long-term debt at December 31, 1999 is due in annual payments of $90,000 through 2001 to the former owner of a radio broadcasting property acquired by the Company in 1996.

                            Marlin Broadcasting, Inc.

4. Acquisition

On May 21, 1998, the Company acquired substantially all the assets of radio broadcasting properties WCCC-AM and WCCC-FM located in Hartford, Connecticut for cash of $15,177,000, including acquisition costs of $177,000 (the "Acquisition"). The Acquisition was financed with a combination of borrowings under the Facility (see Note 3), the proceeds from a convertible preferred stock issuance and available cash.

The Acquisition was accounted for by the purchase method of accounting. Accordingly, the accompanying financial statements reflect the operating results of the radio broadcasting properties from the date of acquisition. A substantial portion of the purchase price was allocated to FCC broadcasting licenses acquired.

5. Capital Stock

The 1998 Series Convertible Preferred Stock (the "Preferred Stock") is convertible at any time into Class B Common Stock based on a conversion ratio as defined by the Company's certificate of incorporation. The holders of the Preferred Stock are entitled to one vote for each share of Class B Common Stock issuable upon conversion, even if such conversion has not yet been effected. The Preferred Stock outstanding is subject to mandatory conversion and optional redemption provisions. The mandatory conversion provision occurs upon the Company receiving a minimum of $25 per share and $10,000,000 aggregate proceeds pursuant to an effective registration statement filed with the Securities and Exchange Commission. The optional redemption provision of the Preferred Stock begins June 1, 2001 at the discretion of the Board of Directors. The optional redemption price per share is to be determined based on liquidation values, as defined, included in the Company's certificate of incorporation. In the event of the liquidation or dissolution of the Company, the Preferred Stock shareholders are entitled to an amount per share, before any payments to the Common Stock shareholders, that is equal to the greater of either $15 per share, plus any declared but unpaid distributions or dividends, or the amount per share such Preferred Stock shareholders would have been entitled to receive had they converted such shares into shares of Class B Common Stock prior to liquidation.

Dividends are payable to the holders of any class of capital stock only upon the declaration of a dividend by the Board of Directors. Any dividends paid to the Class A Common Stock shareholders are also payable to the Class B Common Stock shareholders. Also, the Preferred Stock shareholders share in any dividends paid to Class B Common Stock shareholders.

                            Marlin Broadcasting, Inc.

5. Capital Stock (continued)

The shareholders of Class A and Class B Common Stock have the right to vote, with Class A shares having ten times the voting rights of Class B shares. Under the terms of the Facility, the Company's ability to pay cash dividends is restricted, as defined. The outstanding Class A shares, owned in full by an officer of the Company, are convertible into an equal number of Class B shares at any time.

Commencing June 1, 2003, any group of shareholders who hold a minimum of 25% of the combined outstanding shares of all classes of capital stock (the "Minimum Shareholders") may require the Company's Board of Directors to effect a liquidity event, as defined, that would allow the Minimum Shareholders to sell, or otherwise make liquid, their respective shares. Such liquidity events include, but are not limited to, the sale of any, or all, of the Company's assets or a merger with another entity.

The Company has entered into a registration rights agreement with the holders of the Preferred Stock that permits such holders to participate, as defined, in the registration of the Preferred Stock, or Class B shares upon conversion, under the Securities Act of 1933.

As of December 31, 1999, the Company had reserved 200,000 shares of Class B Common Stock for future issuance under a stock incentive plan.

In addition, because of certain conversion rights granted to the Class A and the Preferred Stock shareholders, the Company has reserved 915,128 shares of Class B shares for future issuance at December 31, 1999, which equals the aggregate outstanding shares of the Preferred Stock and Class A Common Stock at that date.

                            Marlin Broadcasting, Inc.

6. Stock Incentive Plan

During 1998 the Company created the 1998 Stock Incentive Plan (the "Plan"). Under the Plan, 200,000 shares of Class B Common Stock are authorized for issuance. The Plan provides that the Board of Directors may authorize the grant of stock options, restricted stock awards and other stock based awards to executives, directors or others at exercise prices and other conditions as determined by the Board of Directors. During 1999 and 1998, stock options for an aggregate of 21,800 and 107,539, respectively, Class B shares were granted under the Plan. All such options were outstanding at December 31, 1999; 70,661 Class B shares are available for future grant under the Plan. The exercise price for all stock options granted in 1999 and 1998 was $15 a share, which approximated the fair market value as of the grant date. As such, no compensation expense was recognized in either 1999 or 1998. All stock options granted in 1999 and 1998 become fully vested in May 2002 and May 2001, respectively, and expire in May 2008. During 1998, no other stock based awards were granted, exercised or expired. At December 31, 1999, 35,846 options were exercisable.

If the Company had recognized compensation expense under the provisions of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation," the impact on results of operations for 1998 and 1999 would have been immaterial.

7. Lease Commitments

The Company conducts certain of its operations from leased premises and also leases various equipment. The leases, classified as operating leases, extend through 2008 and provide for options to extend lease terms in certain instances.

Future annual minimum payments under noncancelable operating leases at December 31, 1999 follow:

2000                                                    $   291,468
2001                                                        174,004
2002                                                        175,348
2003                                                        167,533
2004                                                        195,464
Thereafter                                                  790,850
                                                        ===========
                                                        $ 1,794,667
                                                        ===========

Rent expense attributable to all operating leases was $346,000 and $289,000 for 1999 and 1998, respectively.

                            Marlin Broadcasting, Inc.

8. Barter Transactions

The accompanying statements of operations include revenue from barter transactions of $1,152,000 and $772,000 and expenses from barter transactions of $1,015,000 and $1,011,000 in 1999 and 1998, respectively.

9. Income Taxes

Significant components of the Company's deferred income tax liability and assets are as follows (in thousands):

                                                                                                         December 31
                                                                                                   1999               1998
                                                                                                ---------           --------
Deferred income tax liability - Intangibles and property and
    equipment                                                                                   $(1,543)            $(1,006)
Deferred income tax assets:
Net operating loss carryforwards                                                                  3,046               2,062
All others                                                                                          104                 105
                                                                                                -------             -------
Total deferred income tax assets                                                                  3,150               2,167

Valuation allowance for deferred income tax assets                                               (1,607)             (1,161)
                                                                                                =======             =======
Net deferred income taxes                                                                       $    --             $    --
                                                                                                =======             =======

The valuation allowance for deferred income tax assets was $337,000 at December 31, 1997.

At December 31, 1999, the Company has federal net operating loss carryforwards of approximately $7,800,000 which expire in varying amounts through 2014.

No federal income taxes were recorded in the accompanying statements of operations due to the operating losses incurred. State taxes recorded were related to stockholders' equity.

10. Contingencies

The Company is party to certain litigation arising in the ordinary course of business. Management believes, based upon discussion with counsel, that such litigation will not have any material adverse effect on the financial condition, cash flows or results of operations of the Company.

                            Marlin Broadcasting, Inc.

11. Supplemental Cash Flow Information

During 1999, interest paid was $1,754,000. During 1998, interest paid was $1,467,000, including an aggregate of $46,000 paid to an officer and a board member. No income tax payments were made in either 1999 or 1998.

12. Other Related Party Transactions

The Company has an arrangement with an officer, who is also a major shareholder, whereby a portion of the compensation payments for his services to the Company are paid to a separate entity controlled by the officer. During 1999 and 1998, such payments were $204,000 and $200,000 respectively. Separately, certain family members of the same officer, including a member of the Company's Board of Directors, received aggregate payments of $60,000 in 1999 and 1998 for consulting services rendered during those years in accordance with consulting agreements.

13. New Accounting Standards

Financial Accounting Standard (FAS) No. 133 "Accounting for Derivative Instruments" establishes new accounting and reporting standards for derivative financial instruments and hedging activities, including interest rate swap arrangements. As amended, FAS No. 133 is required to be implemented by the Company no later than January 1, 2001. Upon implementation, FAS No. 133 is not expected to have a material impact on results of operations, financial position or cash flows.

In 1999, the Company elected early adoption of Statement of Position 98-5 "Reporting the Costs of Start-Up Activities" (the "SOP"). The SOP requires that costs related to start-up activities, including organization costs, be expensed as incurred. As such, the Company wrote-off unamortized organizational costs as of January 1, 1998 as a "cumulative effect of a change in accounting principle" in the accompanying statements of operations.

14. Sale of Company

The Company has reached an agreement in principle to sell all of its outstanding capital stock to Cox Radio, Inc. This transaction is subject to obtaining regulatory, stockholder, and other necessary approvals.

                                COX RADIO, INC.
               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


         The following unaudited pro forma combined financial information has been derived from (i) the historical consolidated financial statements of Cox Radio, Inc. appearing in Cox Radio's Annual Report on Form 10-K/A dated March 20, 2000; (ii) the historical combined statement of assets to be acquired and the historical combined statements of revenues and direct operating expenses of WEDR-FM Miami, Florida; WFOX-FM Atlanta, Georgia; WAPE-FM Jacksonville, Florida; WFYV-FM Jacksonville, Florida; WKQL-FM Jacksonville, Florida; WMXQ-FM Jacksonville, Florida; WOKV-AM Jacksonville, Florida; WBWL-AM Jacksonville, Florida; WPLR-FM New Haven, Connecticut; WKHL-FM Stamford-Norwalk, Connecticut; WSTC-AM Stamford-Norwalk, Connecticut; WEFX-FM Stamford-Norwalk, Connecticut; and WNLK-AM Stamford-Norwalk, Connecticut (which we refer to collectively as the "AMFM Radio Stations") appearing in Item 7 of this Current Report on Form 8-K; (iii) the unaudited historical combined statement of assets to be acquired and the historical combined statements of revenues and direct operating expenses of KKBQ-FM Houston, Texas; KLDE-FM Houston, Texas; KKTL-FM Houston, Texas; WKHK-FM Richmond, Virginia; WMXB-FM Richmond, Virginia; WKLR-FM Richmond, Virginia; and WTVR-AM Richmond, Virginia (which we refer to collectively as the "Clear Channel Radio Stations") and (iv) the historical financial statements of Marlin Broadcasting, Inc. ("Marlin") appearing in Item 7 of this Current Report on Form 8-K. Audited financial information related to the acquisition of the Clear Channel Radio Stations will be included in a Current Report on Form 8-K within 75 days of the consummation of such acquisition.

         On August 30, 1999, Cox Radio agreed to acquire the plant and equipment, intangible assets, and FCC broadcast licenses of the AMFM Radio Stations in exchange for the plant and equipment, intangible assets, and FCC broadcast licenses of KFI-AM and KOST-FM in Los Angeles, California and approximately $3 million in cash. Effective October 1, 1999, Cox Radio began operating the AMFM Radio Stations to be acquired pursuant to a Time Brokerage Agreement. Pending certain regulatory approvals, including obtaining a temporary waiver of the FCC's newspaper-radio cross-ownership rule for the acquisition of WFOX-FM in Atlanta, Cox Radio anticipates consummating this transaction in the second quarter of 2000.

         On March 3, 2000, Cox Radio entered into an agreement to acquire the plant and equipment, intangible assets, and FCC broadcast licenses of the Clear Channel Radio Stations for consideration of approximately $380 million. Pending receipt of all necessary legal and regulatory approvals, Cox Radio anticipates closing this transaction during the second half of 2000.

         On March 14, 2000, Cox Radio entered into an agreement to acquire the outstanding capital stock of Marlin, which owns radio stations WTMI-FM serving Miami, Florida; WCCC-FM and WCCC-AM serving Hartford, Connecticut and WBOQ-FM serving Gloucester, Massachusetts, for approximately $125 million. As part of this transaction, Cox Radio will sell certain net assets of Marlin comprising WCCC-FM, WCCC-AM and WBOQ-FM to certain principals of Marlin Broadcasting, Inc. for approximately $25 million. Pending receipt of all necessary legal and regulatory approvals, Cox Radio anticipates closing these transactions during the second quarter of 2000.

         The unaudited pro forma combined balance sheet as of December 31, 1999 has been presented as if the exchange of the plant and equipment, intangible assets and FCC broadcast licenses of KFI-AM Los Angeles, California and KOST-FM Los Angeles, California for the plant and equipment, intangible assets and FCC broadcast licenses of the AMFM Radio Stations; the acquisition of the plant and equipment, intangible assets, and FCC broadcast licenses of the Clear Channel Radio Stations; and the Marlin transaction, as described in Note 4 to the unaudited pro forma combined balance sheet (collectively referred to herein as the "Transactions") had been consummated on that date. The unaudited pro forma combined statement of operations for the year ended December 31, 1999 has been presented as if the Transactions had been consummated on January 1, 1999.

         The unaudited pro forma combined financial information gives effect to the Transactions under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial information presented on the following pages. Because the Transactions have not yet been consummated, a final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined financial information are preliminary and have been made solely for purposes of developing such unaudited pro forma combined financial information. Upon determination of the final fair values of certain assets and liabilities, the actual financial position and results of operations may differ from the unaudited pro forma combined amounts reflected herein because of a variety of factors, including availability of additional information, changes in values not currently identified and changes in operating results between the dates of the unaudited pro forma combined financial information and the date on which the acquisitions are consummated and such final fair values are determined. However, the Company does not expect that such final determination will have a material impact on its financial position or results of operations.

         The pro forma adjustments do not reflect any operating efficiencies and cost savings that Cox Radio may achieve with respect to the combined entities. The pro forma adjustments do not include any adjustments to historical revenues for any future price changes nor any adjustments to operating, marketing and general and administrative expenses for any future operating changes.

         The unaudited pro forma combined results are not necessarily indicative of the financial position or operating results that would have occurred had the Transactions been consummated on the date, or at the beginning of the period, for which such acquisition has been given effect. In addition, the unaudited pro forma combined results are not necessarily indicative of the combined results of future operations.

         All per share amounts reflected in the unaudited pro forma combined financial information have been recast to reflect Cox Radio's three-for-one stock split, which was approved by Cox Radio's Board of Directors on February 7, 2000 and will be voted on by Cox Radio's shareholders on May 11, 2000.

                                COX RADIO, INC.
                   Unaudited Pro Forma Combined Balance Sheet
                               December 31, 1999
                                 (In Thousands)



                                                                              AMFM        PRO FORMA                   CLEAR CHANNEL
                                                             COX RADIO   RADIO STATIONS   ADJUSTMENTS      SUBTOTAL   RADIO STATIONS
                                                                (1)           (1)             (2)                          (1)

Current Assets:
 Cash and cash equivalents ............................    $     14,704   $         --   $     (3,000)  $     11,704   $         --
Accounts and notes receivable, less allowance                                                      --
    for doubtful accounts .............................          74,775             --             --         74,775             --
 Prepaid expenses and other current assets ............           4,387             --                         4,387             --
                                                           ------------   ------------   ------------   ------------   ------------
      Total current assets ............................          93,866             --         (3,000)        90,866             --

 Plant and equipment, net .............................          56,582         16,126         (4,079)        68,629          8,528

 Intangible assets, net ...............................         829,307        346,799       (346,799)     1,278,882        251,487
                                                                                              455,174
                                                                                               (4,901)
                                                                                                 (698)
 Other assets .........................................           6,866             --             --          6,866             --
                                                           ------------   ------------   ------------   ------------   ------------
     Total assets .....................................    $    986,621   $    362,925   $     95,697   $  1,445,243   $    260,015
                                                           ============   ============   ============   ============   ============

Current Liabilities:
 Accounts payable and accrued expenses ................    $     35,055   $         --   $         --   $     35,055   $         --
 Income taxes payable .................................           5,462             --          1,200          6,662             --
 Other current liabilities ............................           1,572             --             --          1,572             --
                                                           ------------   ------------   ------------   ------------   ------------
      Total current liabilities .......................          42,089             --          1,200         43,289             --

 Notes payable ........................................         420,105             --          1,300        421,405             --
 Deferred income taxes ................................         128,623             --        182,924        310,849             --
                                                                                                 (698)
 Other long-term liabilities ..........................              --             --             --             --             --
 Amounts due to Cox Enterprises, Inc. .................          17,138             --             --         17,138             --
                                                           ------------   ------------   ------------   ------------   ------------
      Total liabilities ...............................         607,955             --        184,726        792,681             --
                                                           ------------   ------------   ------------   ------------   ------------

Shareholders' Equity:
 Preferred stock ......................................              --             --             --             --             --
 Class A common stock .................................           9,339             --             --          9,339             --
 Class B common stock .................................          19,578             --             --         19,578             --
 Additional paid-in capital ...........................         264,865        362,925       (362,925)       264,865        260,015
 Retained earnings ....................................          86,535             --        467,000        360,431             --
                                                                                             (184,124)
                                                                                               (4,079)
                                                                                               (4,901)
 Less: Class A common stock in treasury ...............          (1,651)            --             --         (1,651)            --
                                                           ------------   ------------   ------------   ------------   ------------
      Total shareholders' equity ......................         378,666        362,925        (89,029)       652,562        260,015
                                                           ------------   ------------   ------------   ------------   ------------
      Total liabilities and shareholders' equity ......    $    986,621   $    362,925   $     95,697   $  1,445,243   $    260,015
                                                           ============   ============   ============   ============   ============




                                                            PRO FORMA                                     PRO FORMA      COX RADIO
                                                           ADJUSTMENTS      SUBTOTAL        MARLIN       ADJUSTMENTS     PRO FORMA
                                                               (3)                           (1)             (4)

Current Assets:
 Cash and cash equivalents ............................    $         --   $     11,704   $         36   $        (34)  $     11,706
Accounts and notes receivable, less allowance                                       --                                           --
    for doubtful accounts .............................              --         74,775          2,084         (1,188)        75,671
 Prepaid expenses and other current assets ............              --          4,387            809           (577)         4,619
                                                           ------------   ------------   ------------   ------------   ------------
      Total current assets ............................              --         90,866          2,929         (1,799)        91,996

 Plant and equipment, net .............................              --         77,157          2,058         (2,058)        77,811
                                                                                                                 654
 Intangible assets, net ...............................        (251,487)     1,652,404         33,092        (33,092)     1,784,854

                                                                373,522                                      132,450


 Other assets .........................................              --          6,866            115           (115)         6,866
                                                           ------------   ------------   ------------   ------------   ------------
      Total assets ....................................    $    122,035   $  1,827,293   $     38,194   $     96,040   $  1,961,527
                                                           ============   ============   ============   ============   ============

Current Liabilities:
 Accounts payable and accrued expenses ................    $         --   $     35,055   $        916   $       (645)  $     35,326
 Income taxes payable .................................              --          6,662             --             --          6,662
 Other current liabilities ............................              --          1,572            848           (555)         1,865
                                                           ------------   ------------   ------------   ------------   ------------
      Total current liabilities .......................              --         43,289          1,764         (1,200)        43,853
                                                                                    --
 Notes payable ........................................         382,050        803,455         18,804         81,506        903,765
 Deferred income taxes ................................              --        310,849             --         33,360        344,209

 Other long-term liabilities ..........................              --             --            115           (115)            --
 Amounts due to Cox Enterprises, Inc. .................              --         17,138             --             --         17,138
                                                           ------------   ------------   ------------   ------------   ------------
      Total liabilities ...............................         382,050      1,174,731         20,683        113,551      1,308,965
                                                           ------------   ------------   ------------   ------------   ------------

                                                                                    --
Shareholders' Equity:                                                               --
 Preferred stock ......................................              --             --             62            (62)            --
 Class A common stock .................................              --          9,339             29            (29)         9,339
 Class B common stock .................................              --         19,578            100           (100)        19,578
 Additional paid-in capital ...........................        (260,015)       264,865         21,952        (21,952)       264,865
 Retained earnings ....................................              --        360,431         (4,632)         4,632        360,431




 Less:  Class A common stock in treasury ..............              --         (1,651)            --             --         (1,651)
                                                           ------------   ------------   ------------   ------------   ------------
      Total shareholders' equity ......................        (260,015)       652,562         17,511        (17,511)       652,562
                                                           ------------   ------------   ------------   ------------   ------------
      Total liabilities and shareholders' equity ......    $    122,035   $  1,827,293   $     38,194   $     96,040   $  1,961,527
                                                           ============   ============   ============   ============   ============


See notes to unaudited pro forma combined balance sheet.

                                COX RADIO, INC.
              Notes to Unaudited Pro Forma Combined Balance Sheet
                               December 31, 1999
                                 (In Thousands)


(1) Represents the historical amounts of (i) Cox Radio, Inc., as reflected in Cox Radio's Annual Report on Form 10-K/A dated March 20, 2000; (ii) the AMFM Radio Stations and Marlin, as reflected in Item 7 of this Current Report of Cox Radio on Form 8-K; and (iii) the Clear Channel Radio Stations. Audited financial information related to the Clear Channel Radio Stations will be included in a Current Report on Form 8-K within 75 days of the consummation of the transaction.

AMFM RADIO STATIONS

(2) On August 30, 1999, Cox Radio agreed to acquire the plant and equipment, intangible assets, and FCC broadcast rights of the AMFM Radio Stations in exchange for the plant and equipment, intangible assets, and FCC broadcast licenses of KFI-AM and KOST-FM in Los Angeles, California and approximately $3 million in cash. Effective October 1, 1999, Cox Radio began operating the AMFM Radio Stations to be acquired pursuant to a Time Brokerage Agreement. Pending certain regulatory approvals, including obtaining a temporary waiver of the FCC's newspaper-radio cross-ownership rule for the acquisition of WFOX-FM in Atlanta, Cox Radio anticipates consummating this transaction in the second quarter of 2000.

         Accordingly, the following adjustment reflects the exchange of the plant and equipment, intangible assets, and FCC broadcast licenses of KFI-AM and KOST-FM (herein collectively referred to as "KFI-AM and KOST-AM") and the payment of $3 million in cash consideration for the plant and equipment, intangible assets and FCC broadcast licenses of the AMFM Radio Stations and the application of the purchase accounting method in accordance with APB Opinion No. 16, "Business Combinations":


                  Estimated fair value of the AMFM Radio Stations based on a preliminary appraisal ......... $  470,000
                  Preliminary estimate of direct acquisition costs funded through borrowings ...............      1,300
                                                                                                             ----------
                    Total adjusted purchase price .......................................................... $  471,300

                  Allocation of total adjusted purchase price as follows:
                    Preliminary estimate of the fair value of the AMFM Radio Stations' plant and
                      equipment ............................................................................     16,126
                                                                                                             ----------

                  Preliminary estimate of excess of purchase price over tangible assets acquired ........... $  455,174
                                                                                                             ==========

                  In addition, the pro forma adjustments reflect the following:
                    Elimination of the historical plant and equipment of KFI-AM and KOST-FM ................ $   (4,079)
                    Elimination of the historical intangible assets of KFI-AM and KOST-FM ..................     (4,901)
                    Elimination of the historical deferred income tax liabilities of KFI-AM and KOST-FM ....       (698)
                    Elimination of the historical intangible assets of the AMFM Radio Stations .............   (346,799)
                    Elimination of the historical equity accounts of the AMFM Radio Stations ...............   (362,925)
                    Cash consideration paid to AMFM Inc. upon exchange .....................................     (3,000)
                    Preliminary estimate of deferred income taxes payable related to the pre-tax gain on exchange of KFI-AM and KOST-FM for the AMFM Radio Stations ........................... $  182,924
                    Preliminary estimate of current income taxes payable related to the pre-tax gain on
                      exchange of KFI-AM and KOST-FM for the AMFM Radio Stations ........................... $    1,200

                                COX RADIO, INC.
              Notes to Unaudited Pro Forma Combined Balance Sheet
                               December 31, 1999
                                 (In Thousands)


         The unaudited pro forma combined statement of operations does not include the estimated net after-tax gain upon the exchange of KFI-AM and KOST-FM for the AMFM Radio Stations as follows:


                  Estimated value of the AMFM Radio Stations, net of cash consideration paid to
                    AMFM Inc. .............................................................................. $  467,000
                  Less: Net book value of the plant and equipment, intangible assets, and FCC broadcast
                    licenses of KFI-AM and KOST-FM .........................................................     (8,980)
                                                                                                             ----------
                    Preliminary estimate of pre-tax gain on the exchange ...................................    458,020
                  Statutory income tax rate ................................................................       40.2%
                                                                                                             ----------
                    Preliminary estimated income tax effect of the exchange ................................    184,124
                                                                                                             ----------
                  Preliminary estimate of net after-tax gain on the exchange ............................... $  273,896
                                                                                                             ==========

CLEAR CHANNEL RADIO STATIONS

(3) On March 3, 2000, Cox Radio entered into an agreement to acquire the plant and equipment, intangible assets, and FCC broadcast licenses of the Clear Channel Radio Stations for consideration of approximately $380 million. Pending receipt of all necessary legal and regulatory approvals, Cox Radio anticipates closing this transaction during the second half of 2000.

              Accordingly, the following adjustment reflects the acquisition of the Clear Channel Radio Stations and the application of the purchase accounting method in accordance with APB Opinion No. 16:


                  Cash purchase price ...................................................................... $  380,000
                  Preliminary estimate of direct acquisitions costs funded through borrowings ..............      2,050
                                                                                                             ----------
                    Total adjusted purchase price ..........................................................    382,050

                  Allocation of total adjusted purchase price as follows:
                    Preliminary estimate of the fair value of the Clear Channel Stations' plant and
                     equipment .............................................................................     (8,528)
                                                                                                             ----------
                       Preliminary estimate of excess of purchase price over tangible assets acquired ...... $  373,522
                                                                                                             ==========

                  In addition, the pro forma adjustments reflect the following:
                    Elimination of the historical intangible assets of the Clear Channel Radio Stations .... $ (251,487)
                    Elimination of the historical equity accounts of the Clear Channel Radio Stations ...... $ (260,015)

                                COX RADIO, INC.
              Notes to Unaudited Pro Forma Combined Balance Sheet
                               December 31, 1999
                                 (In Thousands)


MARLIN

(4) On March 14, 1999, Cox Radio entered into an agreement to acquire Marlin for $125 million in cash consideration. As part of this transaction, Cox Radio will sell certain net assets of Marlin comprising WCCC-AM and WCCC-FM serving Hartford, Connecticut and WBOQ-FM serving Gloucester, Massachusetts to certain principals of Marlin for approximately $25 million in cash consideration (the "Marlin Transaction"). Accordingly, the following adjustments reflect the acquisition of Marlin, less the net assets to be sold to certain principals of Marlin, and the application of the purchase accounting method in accordance with APB Opinion No. 16:


                  Total purchase price ..................................................................... $  125,000
                  Less: cash consideration for the net assets of WCCC-AM, WCCC-FM, and
                    WBOQ-FM ................................................................................    (25,000)
                  Preliminary estimate of direct acquisition costs funded through borrowings ...............        310
                                                                                                             ----------
                    Total adjusted purchase price ..........................................................    100,310

                  Allocation of total adjusted purchase price:
                    Preliminary estimate of fair value of acquired Marlin plant and equipment ..............       (654)
                    Preliminary estimate of net working capital acquired ...................................       (566)
                    Preliminary estimate of deferred income taxes related to the acquisition of Marlin .....     33,360
                                                                                                             ----------
                     Preliminary estimate of excess of purchase price over tangible assets acquired ........ $  132,450
                                                                                                             ==========

                  In addition, the pro forma adjustments reflect the following:
                    Elimination of the net working capital of WCCC-AM, WCCC-FM and WBOQ-FM ................. $     (599)
                    Elimination of the historical intangible assets of Marlin ..............................    (33,092)
                    Elimination of the historical equity accounts of Marlin ................................    (17,511)
                    Elimination of the historical plant and equipment of Marlin ............................ $   (2,058)

         The $115 included in other assets and other long-term liabilities in the accompanying unaudited pro forma combined balance sheet has been eliminated as such assets and liabilities will not be acquired or assumed by Cox Radio.

                                COX RADIO, INC.
              Unaudited Pro Forma Combined Statement of Operations
                          Year Ended December 31, 1999
                      (In Thousands Except Per Share Data)



                                                                  AMFM        CAPSTAR          PRO FORMA               CLEAR CHANNEL
                                                COX RADIO    RADIO STATIONS RADIO STATIONS    ADJUSTMENTS  SUB TOTAL  RADIO STATIONS
                                                   (1)            (1)            (1)                                        (1)

Net revenues ................................  $  300,494     $   29,352     $   18,226     $  (42,551)(2) $  305,521     $   39,491

Costs and expenses:
    Operating ...............................      68,923          4,270          3,461         (8,014)(2)     68,640          8,510
    Selling, general and administrative .....     114,996          9,281          7,854         (9,150)(2)    122,981         12,882
    Corporate general and administrative ....      10,038             --             --             --         10,038             --
    Depreciation and amortization ...........      29,112         17,915          2,666           (400)(3)     51,645         15,432
                                                                                                  (357)(4)
                                                                                                 2,709 (5)
    Gain on sales of radio stations .........     (40,509)            --             --             --        (40,509)            --
                                               ----------     ----------     ----------     ----------     ----------     ----------

 Operating income (loss) ....................     117,934         (2,114)         4,245        (27,339)        92,726          2,666

 Interest expense, net ......................     (22,760)            --             --            (90)(6)    (22,850)            --
 Other expenses - net .......................        (348)            --             --             --           (348)            --
                                               ----------     ----------     ----------     ----------     ----------     ----------

 Income (loss) before income taxes ..........      94,826         (2,114)         4,245        (27,429)        69,528          2,666

 Income tax expense (benefit) ...............      39,566             --             --        (10,170)(7)     29,396             --
                                               ----------     ----------     ----------     ----------     ----------     ----------
 Net Income (loss) ..........................  $   55,260     $   (2,114)    $    4,245     $  (17,259)    $   40,132     $    2,666
                                               ==========     ==========     ==========     ==========     ==========     ==========

Net income per common share:                   $     0.64
 Basic .....................................   ==========
                                               $     0.64
 Diluted ...................................   ==========


Weighted average common shares outstanding:        86,127
 Basic .....................................   ==========
                                                   86,637
 Diluted ...................................   ==========




                                                  PRO FORMA                                      PRO FORMA        COX RADIO
                                                 ADJUSTMENTS     SUB TOTAL       MARLIN         ADJUSTMENTS       PRO FORMA
                                                                                   (1)

Net revenues ................................    $       --     $  345,012     $   10,322     $   (5,868)(11)     $  349,466

Costs and expenses:
    Operating ...............................            --         77,150          1,647         (1,166)(11)         77,631
    Selling, general and administrative .....            --        135,864          5,435         (2,873)(11)        138,426
    Corporate general and administrative ....            --         10,038          1,269             --              11,307
    Depreciation and amortization ...........         3,151(8)      70,228          1,583           (930)(11)         73,365
                                                                                                   2,484 (12)
    Gain on sales of radio stations .........            --        (40,509)            --             --             (40,509)
                                                 ----------     ----------     ----------     ----------          ----------

 Operating income (loss) ....................        (3,151)        92,241            388         (3,383)             89,246

 Interest expense, net ......................       (26,361)(9)    (49,211)        (1,775)        (5,146)(13)        (56,132)
 Other expenses - net .......................            --           (348)            --             --                (348)
                                                 ----------     ----------     ----------     ----------          ----------

 Income (loss) before income taxes ..........       (29,512)        42,682         (1,387)        (8,529)             32,766

 Income tax expense (benefit) ...............       (10,792)(10)    18,604             18            (17)(11)         14,619

                                                                                                  (3,986)(14)
                                                 ----------     ----------     ----------     ----------          ----------
 NET INCOME (LOSS) ..........................    $  (18,720)    $   24,078     $   (1,405)    $   (4,526)         $   18,147
                                                 ==========     ==========     ==========     ==========          ==========



Net income per common share:
 Basic ......................................                                                                     $     0.21
                                                                                                                  ==========
 Diluted ....................................                                                                     $     0.21
                                                                                                                  ==========

Weighted average common shares outstanding:
 Basic ......................................                                                                         86,127
                                                                                                                  ==========
 Diluted ....................................                                                                         86,637
                                                                                                                  ==========


See notes to unaudited pro forma combined statement of operations.

                                COX RADIO, INC.
         Notes to Unaudited Pro Forma Combined Statement of Operations
                          Year Ended December 31, 1999
                                 (In Thousands)


(1) Represents the historical amounts of (i) Cox Radio, Inc., as reflected in Cox Radio's Annual Report on Form 10-K/A dated March 20, 2000; (ii) the AMFM Radio Stations during the year ended December 31, 1999 while under ownership of AMFM Inc. and during the year ended December 31, 1999 while under ownership of Capstar Broadcasting Corporation, as reflected in Item 7 of this Current Report on Form 8-K, (iii) the Clear Channel Radio Stations and (iv) Marlin Broadcasting, Inc., as reflected in Item 7 of this Current Report on Form 8-K. Audited financial information related to the Clear Channel Radio Stations will be included in a Current Report on Form 8-K within 75 days of the consummation of the related acquisition.

AMFM RADIO STATIONS

(2) To eliminate revenues and direct operating expenses related to KFI-AM and KOST-FM for the year ended December 31, 1999.

(3) To eliminate actual depreciation expense related to the KFI-AM and KOST-FM plant and equipment for the year ended December 31, 1999.

(4) To eliminate actual amortization expense related to the KFI-AM and KOST-FM intangible assets for the year ended December 31, 1999.

(5) To record incremental amortization expense on intangibles assets related to the exchange of KFI-AM and KOST-FM for the AMFM Radio Stations as follows:


                  Preliminary estimate of excess of purchase price over tangible assets acquired ........... $  455,174
                  Historical intangible assets of the AMFM Radio Stations ..................................    346,799
                                                                                                             ----------
                    Incremental intangible assets ..........................................................    108,375
                  Amortization period ......................................................................         40
                                                                                                             ----------
                    Incremental amortization expense ....................................................... $    2,709
                                                                                                             ==========

(6) To record incremental interest expense on borrowings to fund the estimated direct acquisition costs related to the exchange of KFI-AM and KOST-FM for the AMFM Radio Stations using an incremental borrowing rate of 6.9%, based on Cox Radio's line of credit borrowing rate as of December 31, 1999, as follows:


                  Estimated borrowings ..................................................................... $    1,300
                  Incremental borrowing rate ...............................................................        6.9%
                                                                                                             ----------
                    Incremental interest expense ........................................................... $       90
                                                                                                             ==========

         A 1/8% increase or decrease in the incremental borrowing rate would not have a significant impact on incremental interest expense.

(7) To record the effect on income taxes related to pro forma adjustments 2 through 6 using a statutory income tax rate of 40.2% as follows:


                  Historical income (loss) before income taxes of AMFM Radio Stations while under ownership of:
                     AMFM Inc. ............................................................................. $   (2,114)
                     Capstar Broadcasting Corporation ......................................................      4,245
                   Net pro forma adjustments to the statement of operations ................................    (27,429)
                                                                                                             ----------
                                                                                                                (25,298)
                   Statutory income tax rate ...............................................................       40.2%
                                                                                                             ----------
                   Preliminary estimate of income tax benefit .............................................. $  (10,170)
                                                                                                             ==========

CLEAR CHANNEL RADIO STATIONS

(8) To record incremental amortization expense related to the intangible assets arising from the acquisition of the Clear Channel Radio Stations, net of the amount of amortization expense previously recorded in the historical financial

                                COX RADIO, INC.
              Unaudited Pro Forma Combined Statement of Operations
                          Year Ended December 31, 1999
                      (In Thousands Except Per Share Data)


         statements of the Clear Channel Radio Stations, as follows:


                  Excess of purchase price over tangible assets acquired ................................... $  377,522
                  Elimination of historical intangible assets ..............................................   (251,487)
                                                                                                             ----------
                    Incremental intangible assets ..........................................................    126,035
                  Amortization period ......................................................................         40
                                                                                                             ----------
                    Incremental amortization expense ....................................................... $    3,151
                                                                                                             ==========


(9) To record incremental interest expense on borrowings to fund the estimated purchase price, including the direct acquisition costs, related to the Clear Channel Radio Stations exchange using an incremental borrowing rate of 6.9%, based on Cox Radio's line of credit borrowing rate as of December 31, 1999, as follows:


                  Estimated borrowings for purchase price, including direct acquisition costs .............. $  382,050
                  Incremental borrowing rate ...............................................................        6.9%
                                                                                                             ----------
                    Incremental interest expense ........................................................... $   26,361
                                                                                                             ==========

         A 1/8% increase or decrease in the incremental borrowing rate would result in an increase or decrease of incremental interest expense of approximately $482.

(10) To record the effect on income taxes related to pro forma adjustments 8 and 9 using a statutory income tax rate of 40.2%, as follows:


                  Historical income before income taxes of the Clear Channel Radio Stations ................ $    2,666
                  Net pro forma adjustments to the statement of operations .................................    (29,512)
                                                                                                             ----------
                                                                                                                (26,846)
                  Statutory income tax rate ................................................................       40.2%
                                                                                                             ----------
                    Preliminary estimate of income tax benefit ............................................. $  (10,792)
                                                                                                             ==========

MARLIN

(11) To eliminate the historical results of operations of WCCC-AM, WCCC-FM and WBOQ-FM.

(12) To record incremental amortization expense related to the intangible assets arising from the Marlin Transaction, net of the amount of amortization expense previously recorded in the historical financial statements of Marlin as follows:


                  Excess of purchase price over tangible assets acquired ................................... $  132,450
                  Elimination of historical intangible assets ..............................................    (33,092)
                                                                                                             ----------
                    Incremental intangible assets ..........................................................     99,358
                  Amortization period ......................................................................         40
                                                                                                             ----------
                    Incremental amortization expense ....................................................... $    2,484
                                                                                                             ==========

                                COX RADIO, INC.
              Unaudited Pro Forma Combined Statement of Operations
                          Year Ended December 31, 1999
                      (In Thousands Except Per Share Data)


(13) To record incremental interest expense on borrowings to fund the estimated purchase price, including the direct acquisition costs, related to the Marlin Transaction using an incremental borrowing rate of 6.9%, based on Cox Radio's line of credit borrowing rate as of December 31, 1999, as follows:


                  Estimated borrowings for purchase price, including direct acquisition costs .............. $  100,310
                  Incremental borrowing rate ...............................................................        6.9%
                                                                                                             ----------
                                                                                                                  6,921
                  Less: Historical Marlin interest expense .................................................     (1,775)
                                                                                                             ----------
                    Incremental interest expense ........................................................... $    5,146
                                                                                                             ==========



(14) To record the effect on income taxes related to pro forma adjustments 11 through 13 using a statutory income tax rate of 40.2%, as follows:


                  Historical loss before income taxes of Marlin ............................................ $   (1,387)
                  Net pro forma adjustments to the statement of operations .................................     (8,529)
                                                                                                             ----------
                                                                                                                 (9,916)
                  Statutory income tax rate ................................................................       40.2%
                                                                                                             ----------
                    Preliminary estimate of income tax benefit ............................................. $   (3,986)
                                                                                                             ==========

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 COX RADIO, INC.



         Dated:  April 19, 2000                  By:   /s/ Maritza C. Pichon
                                                       -------------------------
                                                       Maritza C. Pichon
                                                       Chief Financial Officer